Contact:    Dennis G. Newkirk
                                                                (281) 423-3332

                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                         NL REPORTS SURGE IN EARNINGS

HOUSTON, TEXAS -- July 17, 1998 -- NL Industries, Inc. (NYSE:NL) reported income from continuing operations for the second quarter of 1998 of $23.4 million, or $.45 per diluted share, compared to a loss from continuing operations in the second quarter of 1997 of $3.4 million, or $.07 per diluted share. NL reported income from continuing operations for the first half of 1998 of $39.8 million, or $.77 per diluted share, compared to a loss from continuing operations in the first half of 1997 of $43.6 million, or $.85 per diluted share. Net income for the second quarter of 1998 was $23.7 million, or $.46 per diluted share, compared to net income in the second quarter of 1997 of $2.3 million, or $.04 per diluted share. The 1997 results include a first-quarter $30 million noncash charge, or $.59 per diluted share, related to the adoption of the AICPA's Statement of Position No. 96-1, "Environmental Remediation Liabilities."

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the second quarter of 1998 was $46.7 million, $29.9 million more than the second quarter of 1997 on higher TiO2 selling prices and improved production volume. Kronos' average TiO2 selling prices for the second quarter of 1998 were 18% higher than the second quarter of 1997 and 3% higher than the first quarter of 1998. Selling prices at the end of the second quarter were 1% higher than the average for the quarter. Kronos' second quarter sales volume approximated the record second quarter of 1997 with higher sales volume in Europe offsetting lower sales volume in Asia. Sales volume in the first six months of 1998 was 1% higher than the year-earlier period. J. Landis Martin, President and Chief Executive Officer, stated, "The continued increases in average selling prices, coupled with our improved TiO2 production performance, resulted in another outstanding quarter for NL. We believe that demand for TiO2 will remain healthy in the near-term and we expect industry conditions to continue to improve."

As previously reported, the Company sold its Rheox specialty chemical operations in the first quarter of 1998 and, as a result of the sale, Rheox's results are reported as discontinued operations. The extraordinary item in 1998 resulted from early extinguishment of debt.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecasted or expected.

                             NL INDUSTRIES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In millions, except per share data)
                                 (Unaudited)



                                             Quarters ended  Six months ended
                                                June 30,         June 30,
                                             --------------  ----------------
                                             1997     1998    1997      1998
                                             ----     ----    ----      ----
Revenues and other income:
  Net sales                                  $214.4   $241.6  $418.8    $464.3
  Other income, excluding corporate             5.5      1.3     7.2       2.7
                                             ------   ------   ------   ------

                                              219.9    242.9   426.0     467.0

Cost of sales                                 172.8    167.3   340.0     324.3
Selling, general and administrative,
 excluding corporate                           30.3     28.9    60.5      56.6
                                              -----    -----   -----     -----

Operating income                               16.8     46.7    25.5      86.1

Corporate income (expense):
  Securities earnings                            .5      4.6     1.2       8.4
  Expenses, net                                (4.9)    (3.3)  (38.7)     (7.5)
  Interest expense                            (16.5)   (15.5)  (32.7)    (31.8)
                                              -----    -----   -----     -----

    Income (loss) from continuing
     operations before income taxes            (4.1)    32.5   (44.7)     55.2

Income tax benefit (expense)                     .7     (9.1)    1.1     (15.4)
                                              -----    -----   -----     -----

    Income (loss) from continuing
     operations                                (3.4)    23.4   (43.6)     39.8

Discontinued operations - Rheox                 5.7       .3    10.1     287.4
Extraordinary item                               -        -       -       (2.4)
                                              -----    -----   -----     -----

    Net income (loss)                        $  2.3   $ 23.7  $(33.5)   $324.8
                                             ======   ======  ======    ======

                             NL INDUSTRIES, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS, Continued

                     (In millions, except per share data)
                                 (Unaudited)




                                             Quarters ended  Six months ended
                                                June 30,         June 30,
                                             --------------  ----------------
                                             1997    1998     1997     1998
                                             ----    ----     ----     ----

Basic earnings per common share:
  Continuing operations                    $ (.07)  $  .46   $ (.85)  $  .77
  Discontinued operations                     .11      -        .20     5.61
  Extraordinary item                          -        -        -       (.05)
                                           ------   ------   ------   ------

  Net income (loss)                        $  .04   $  .46   $ (.65)  $ 6.33
                                           ======   ======   ======   ======



Diluted earnings per common share:
  Continuing operations                    $ (.07)  $  .45   $ (.85)  $  .77
  Discontinued operations                     .11      .01      .20     5.53
  Extraordinary item                          -        -        -       (.05)
                                           ------   ------   ------   ------

  Net income (loss)                        $  .04   $  .46   $ (.65)  $ 6.25
                                           ======   ======   ======   ======



Shares used in the calculation of
 earnings per share:
  Basic shares                              51.1     51.3     51.1     51.3
  Dilutive impact of stock options           -         .7      -         .6
                                          ------   ------   ------   ------
  Diluted shares                            51.1     52.0     51.1     51.9
                                          ======   ======   ======   ======

